SECOND AMENDMENT TO CREDIT AGREEMENT


THIS SECOND AMENDMENT TO CREDIT AGREEMENT (this "Amendment"), dated as of July 29, 1998, is entered into by and among Delta Mills, Inc. (the "Borrower"), the guarantors identified as such on the signature pages attached hereto (the "Guarantors;" collectively, the Borrower and the Guarantors are referred to as the "Credit Parties"), the lenders identified as such on the signature pages hereto (the "Lenders"), NationsBank, N.A., as Administrative agent (the "Administrative Agent") for the Lenders, and BNY Financial Corporation, as Collateral agent (the "Collateral agent") for the Lenders.

                            RECITALS

A. The Borrower, the Guarantors, the Lenders, the Administrative Agent and the Collateral Agent entered into that certain Credit agreement dated as of August 25, 1997, as amended by that first Amendment and Waiver to Credit Agreement dated as of May 11, 1998 (as so amended, the "Existing Credit Agreement").

     B. The Lenders have agreed to execute and deliver this Amendment on the terms and conditions set forth herein.

     NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                             PART I
                           DEFINITIONS

     Subpart 1.1 General Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Amendment, including the preamble and recitals, have the meanings provided in the Existing Credit
Agreement.

     SUBPART 1.2 Certain Definitions. Unless the context otherwise required, the following terms used in this Amendment shall have the indicated definitions:

     "Amended Credit Agreement' means the Existing Credit
Agreement as amended hereby.

"Amendment No. 2 Effective Date" has the meaning ascribed to such term in Part 4.1 of this Amendment.







                             PART II
             AMENDMENTS TO EXISTING CREDIT AGREEMENT


     SUBPART 2.1  Amendment to Section 7.11.  Sections 7.11(a),
(c) and (d) of the Existing Credit Agreement are hereby amended and restated to read as follows:

     7.11 Financial Covenants.

     (a) Interest Coverage Ratio. The Interest Coverage Ratio, as of the last day of each fiscal quarter of the Consolidated
Parties, shall be greater than or equal to:

Fiscal Year  1st Quarter  2nd Quarter  3rd Quarter   4th Quarter
   1998          2.5          2.5          1.1           1.1
   1998          1.1          1.1          3.0           3.0
   2000          3.0          3.0          3.0           3.2
   2001          3.2          3.2          3.2           3.4
thereafter       3.4


     (c)  Leverage Ration.    The Leverage Ratio, as of the last
day of each fiscal quarter of the Consolidated Parties, shall be less than or equal to:


Fiscal Year  1st Quarter  2nd Quarter  3rd Quarter   4th Quarter
   1998          4.5          4.5          9.0           9.0
   1999          9.0          8.5          3.8           3.4
   2000          3.4          3.4          3.4           3.0
thereafter       3.4

     (d)  Consolidated Tangible Net Worth.   At all times the
Consolidated Tangible Net Worth shall be greater than or equal to:

               (i) for the period from the Closing Date to and including the next to last day of the third fiscal quarter of fiscal year 1998 of the consolidated
          Parties, $50,000,000;

               (ii) for the period from the last day of the third fiscal quarter of fiscal year 1998 to and including the next to last day of the second fiscal quarter of fiscal year 1998 of the Consolidated Parties, $30,000,000;

(iii) for the period from the last day of the second fiscal quarter of fiscal year 1999 to and including the next to last day of the fourth fiscal quarter of fiscal year
          1999 of the Consolidated Parties, $35,000,000;

               (iv) for the period from the last day of the fourth fiscal quarter of fiscal year 1999 to and including the next to last day of fiscal year 2000 of the Consolidated Parties, $45,000,000;

               (v) for the period from the last day of fiscal year 2000 to and including the next to last day of fiscal year 2001 of the Consolidated Parties, $65,000,000; and

               (vi) for the period from the last day of fiscal year 2001 and thereafter, $80,000,000.

     SUBPART 2.2  Amendment to section 8.5.  Clause (d) of
Section 8.5 of the Existing Credit Agreement is amended to read as follows:

          8.5  Asset Dispositions.

          (d) The aggregate net book value of all of the assets sold or otherwise disposed of by the Consolidated Parties in all such transactions after the Closing Date (excluding dispositions of the assets of the Stevcoknit division of the Borrower) shall not exceed $7,500,000,

                            PART III
        REPRESENTATIONS AND WARRANTIES OF CREDIT PARTIES

Each Credit Party hereby represents and warrants to the Administrative Agent and to each Lender that:

          (i) each of the representations and warranties of the Borrower contained in the Amended Credit Agreement or in any other Credit Document is true as of the date hereof (after giving effect to this Amendment);

          (ii) after giving effect to this Amendment, no Default of Event of the Default exists and is continuing under the Amended Credit Agreement;

    (iii)since the date of the last financial statements of the Borrower delivered to Lenders, no material adverse change has occurred in the business, financial condition, operations or prospects of the Consolidated Parties other than as previously disclosed to the Lenders; and

     (iv) no consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by such Person of this Amendment.

                             PART IV
                   CONDITIONS TO EFFECTIVENESS

    SUBPART 4.1. Effective Time of Amendment. This Amendment shall be and become effective as of the first Business Day upon which each of the conditions set forth in this Subpart 4.1 shall have been completed to the satisfaction of the Administrative Agent and the Required
Lenders (the " Amendment No. 2 Effective Date").

    SUBPART 4.1. Execution of Amendment. The Administrative Agent shall have received counterparts (or other evidence of execution, including telephonic message, satisfactory to the Administrative Agent) of the due execution of this Amendment on behalf of the Credit Parties and the Required Lenders.

    SUBPART 4.2. Amendment Fees. The Administrative Agent shall have received from the Borrower, on the Amendment No.2 Effective Date, for the account of each Lender, in immediately available funds, an amendment fee of 0.05% of each Lender's Commitment.

    SUBPART 4.3. Other Documents. The Administrative Agent shall have received such other documents relating to the transactions contemplated hereby as the Administrative Agent or counsel to the Administrative Agent may reasonably request of the Borrower in writing on or before the amendment No. 2 Effective Date.

    SUBPART 4.4 Expenses of Administrative Agent. The Borrower shall have reimbursed the Administrative Agent for all reasonable out-of-pocket expenses of the Administrative Agent, including without limitation, all reasonable fees and expenses of its attorneys, incurred in connection with the negotiation, preparation or execution of this Amendment.

                             PART V
                          MISCELLANEOUS

    SUBPART 5.1 Further Assurances. As soon as practicable after receipt of a written request from the Administrative Agent, and in any event not later than 30 days from the date such request is received by the Borrower, The Credit Parties shall cause to be delivered to the Administrative Agent, in form and content reasonably satisfactory to the Administrative Agent, all documents or other instruments incident to the transactions contemplated by this Agreement in the reasonable judgment of the Administrative Agent.

    SUBPART 5.2. References. References in this Amendment to any Part or Subpart are unless otherwise specified, to such Part or Subpart of this Amendment. As of the Amendment

No. 2 Effective Date, all references in the Credit Documents to the "Credit Agreement" shall be deemed to refer to such document as amended by this Amendment.

     SUBPART 5.3.  Counterparts.     This Agreement may be
executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which constitute together one and the same agreement.

     SUBPART 5.4. Governing Law. This Amendment shall be deemed to be a contract made under and governed by the internal laws and judicial decisions of the State of North Carolina without giving effect to the conflict of law principles thereof.

     SUBPART 5.5  Successors and Assigns.   This Amendment shall
be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

     SUBPART 5.6  Entire Agreement.  The Amended Credit
Agreement, this Amendment, and the other Credit Documents, as amended hereby, constitute the entire contract among the parties relative to the subject matter hereof.

     SUBPART 5.7 No Other Changes. Except as expressly modified and amended in this Agreement, all of the terms, provisions and conditions of the Credit Documents shall remain unchanged.


     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

BORROWER:                DELTA MILLS, INC.,
                         a Delaware corporation

                         By:  /s/  Bettis C. Rainsford
                         Name: Bettis C. Rainsford
                         Title:   EVP, Treasurer, CFO


GUARANTOR:                    DELTA MILLS MARKETING, INC.
a Delaware corporation

                         By:  /s/ Bettis C. Rainsford
                         Name: Bettis C. Rainsford
                         Title:   EVP, Treasurer, CFO


LENDERS:                 NATIONSBANK, N.A., individually as a
Lender and in its                            capacity as
Administrative Agent

                         By:   /s/ E. Phifer Helms
                         Name: E. Phifer Helms
                         Title:   Senior Vice President


                         BNY FINANCIAL CORPORATION, individually
                         as a Lender and in its capacity as
                         Collateral Agent
                         By:  /s/ J.M. Frangos_________
                         Name: J.M. Frangos
                         Title:   Senior Vice President
                         GENERAL ELECTRIC
                         CAPITAL CORPORATION

                         By: /s/ / Elaine L. Moore
                         Name: Elaine L. Moore
                         Title:   Senior Vice President & Manager
Consumer Finance

                         COOPERATIEVE CENTRALE
                         RAIFFEISEN-BOERENLEENBANK B.A.,
                         "RABOBANK NEDERLAND",
                         NEW YORK BRANCH

                         By:  /s/ Theodore W. Cox
                         Name: Theodore W. Cox
                         Title:   Vice President

                         By:  /s/ W. Jeffrey Vollack
Name: W. Jeffrey Vollack
Title:   Senior Credit Office & Senior Vice President




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